MG Smaller Companies 10f3

Transactions Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Sunrise Telecom Inc.	Agilent Technologies (IPO Spin-off)	Rhythm NetConnections (SE)
Underwriters

Chase Securities, CIBC World Markets, US Bancorp Piper

Jaffray, FleetBoston Robertson Stephens, Bear Stearns, Dain

Rauscher Wessels, DB Alex

Brown, Lehman Bros,

PaineWebber, Wit SoundView, Thomas Weisel Partners, Gerard Klauer Mattison, Parker/Hunter, Robinson Humphrey, Sands Bros,

CE Unterberg Towbin

		Morgan Stanley Dean Witter, Goldman Sachs, CS First Boston, Merrill Lynch, Salomon Smith Barney, etc. including Deutsche Bank Securities Inc.	Merrill Lynch, Salomon Smith Barney, Hambrecht & Quist, Thomas Weisel, Deutsche Bank Securities Inc.
Years of continuous operation, including predecessors	>3	>3	>2
Security	SRTI	A	RTHM
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	co-manager
Name of underwriter or dealer from which purchased	Chase Hambrecht & Quist	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/13/00	11/17/99	8/11/99

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 60,000,000	$ 2,160,000,000	$ 114,893,998.00
Total	$ 60,000,000	$ 2,160,000,000	$ 114,893,998

Public offering price	$ 15.00	$ 30.00	$ 29.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 1.05 (7%)	$ 1.275 (4.25%)	$ 1.38 (4.75%)

Shares purchased	100	n/a	n/a
$ amount of purchase	$ 1,500.00	n/a	n/a
% of offering purchased by fund	0.003%	n/a	n/a
% of offering purchased by associated funds*	0.126%	n/a	n/a
Total	0.129%	n/a	n/a